NEWS RELEASE

FOR IMMEDIATE RELEASE

THERMOVIEW INDUSTRIES INC. ANNOUNCES REORGANIZATION UNDER CHAPTER 11 AND DELISTING FROM THE AMERICAN STOCK EXCHANGE

       LOUISVILLE, Ky. (September 26, 2005) - ThermoView Industries Inc. (AMEX:
THV), which designs, manufactures and markets home improvements, today said the company and its subsidiaries filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code on September 26, 2005. ThermoView and its subsidiaries employ over 700 people in 17 states with corporate headquarters located in Louisville.

       The Company's bankruptcy filing was the result of increasing pressure from high debt levels, including senior debt coming due in mid-2006. The Company has been struggling to overcome these pressures for some time and had achieved several financial restructures with its senior lenders in the last two years. However, recent conditions had made it impossible to continue operating outside of bankruptcy protection.

       The Company enters Chapter 11 with an interested buyer, an affiliate of Milestone Capital Management, LLC, which has already executed an Asset Purchase Agreement with the Company, subject to the auction bidding process and court approval. The Company also expects court approval of a $750,000 loan from an affiliate of Milestone Capital to shore up its liquidity during the bankruptcy proceedings. The Company had been seeking various forms of a restructure, including an infusion of capital, a buyout of the senior lenders' positions, sale of part or all of the company's assets to a strategic buyer, or an internal voluntary restructuring by all stakeholders.

       Company officials stated they expect this financial restructuring to result in ThermoView Industries becoming a stronger, more efficient company. ThermoView CEO Charles L. Smith stated, "We voluntarily filed for reorganization under Chapter 11 in the best interests of our customers, suppliers and the 700 families of our ThermoView employees. It is our intention and belief that we will continue to operate as near normally as possible during this time. We will continue to perform all contracted work and generally do whatever it takes to make our customers happy. It is crucial to the success of our reorganization that we continue our high
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standards of customer satisfaction throughout this process. We look forward to emerging from this reorganization a stronger company with a promising future." Mr. Smith further indicated that it would be contacting all vendors and other business partners in the very near future about the details of continuing relationships during and after the reorganization.

       "We are thrilled to have the opportunity to work with the management team of ThermoView to reorganize the company and emerge from bankruptcy," said Murry
N. Gunty, Managing Partner of Milestone Capital. "Unfortunately, though the business is very sound, they were operating under a legacy capital structure that inhibited the company's performance and opportunities for growth. Upon completion of the transaction, we look forward to growing the business with management."

       ThermoView also stated that its Board of Directors resolved on September 22, 2005 to inform the American Stock Exchange that ThermoView would not be able to regain compliance with the Exchange's continued listing standards within the extension provided by the Exchange. As previously communicated, ThermoView received notice from Exchange staff by letter of April 28, 2005 indicating that the Company was below certain of the Exchange's listing standards. ThermoView was granted the opportunity to submit a plan of compliance to the Exchange, and on May 31, 2005 presented its plan to the Exchange. In a June 28, 2005 letter, the American Stock Exchange accepted ThermoView's plan of compliance and granted the Company an extension of time to regain compliance. However, the Company has today informed the Exchange of its inability to regain compliance with the continued listing standards. Recent charges for impairment of goodwill, as well as the Chapter 11 reorganization, ultimately necessitated this decision. The Company expects the Exchange to begin delisting procedures immediately.

ABOUT THERMOVIEW INDUSTRIES, INC.
---------------------------------

       ThermoView is a national company that designs, manufactures, markets and installs high-quality replacement windows and doors as part of a full-service array of home improvements for residential homeowners. ThermoView markets home improvements in 17 Midwest and Western states under well-known regional home center brands that include Thomas, Primax, Rolox, Leingang, ThermoView and THV. All of these brands are
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consolidating under a national brand, "THV, America's Home Improvement Company."
Additional information is available at http://www.thv.com.

Milestone Capital Management, LLC, is a Washington, DC based private equity firm with $88 million of capital under management. Milestone seeks investments in a range of industries, including manufacturing, distribution, health care, restaurants and specialty retail. Additional information is available at www.milestonedc.com.

Safe harbor statement
---------------------

Statements in this news release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "plans," "anticipates" and "likely" also identify forward-looking statements. All forward-looking statements are based on current facts and analyses. Actual results may differ materially from those currently anticipated due to a number of factors including, but not limited to our history of operating losses, anticipated future losses, competition, future capital needs, the need for market acceptance, dependence upon third parties, disruption of vital infrastructure, general economic downturn and intellectual property rights. All forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

CONTACTS:

David A. Anderson, Chief Financial Officer, ThermoView Industries, Inc., 502-968-2020.
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